EXHIBIT 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Franklin
Phone:        949.333.1721
Email:        jfranklin@steadfastcmg.com

STEADFAST APARTMENT REIT ADDS 900 APARTMENT HOMES
TO GROWING PORTFOLIO FOR $88.5 MILLION
REIT Enters Alabama Market for the First Time and Expands in Atlanta MSA

IRVINE, Calif., June 3, 2015 – Steadfast Apartment REIT announced today the acquisition of two apartment communities in two separate transactions with an aggregate purchase price of $88.5 million and 900 total apartment homes. Steadfast Apartment REIT now has invested approximately $529 million in 15 apartment communities in eight states.
“We believe the apartment market is thriving as a result of job creation and strong demographics,” said Ella Shaw Neyland, president of Steadfast Apartment REIT. “More employers and households are moving to secondary markets where local economies are growing, including in many locations where Steadfast already has a presence or would like to have a presence.”
Steadfast Apartment REIT expanded its presence into the state of Alabama with the purchase of Ridge Crossings Apartments in Hoover, Ala., comprising 720 apartment homes —20 minutes south of downtown Birmingham—for $72 million. Constructed in three phases from 1991 to 1996, the apartment community consists of a leasing office/clubhouse, and 71 two- and three-story garden style residential buildings with a mix of one-, two- and three-bedrooms. Units average 1,107 square feet with average in-place rents of $862. Ridge Crossings is currently 94% occupied.

A total of 334 units have recently been renovated with black appliances, faux granite counter-tops, new plumbing, updated light fixtures and resurfaced or painted cabinets. Steadfast Apartment REIT will implement a revitalization strategy for the remaining 386 units.
Completing the resident experience is an assortment of amenities that include two pools, tennis court, playground, fitness center, laundry center, car wash area, pet park and walking trail.
Ridge Crossings boasts clear visibility near the intersection of I-459 and Highway 150 with easy access to office, retail and entertainment venues. The City of Hoover and Birmingham’s high quality of life, excellent schools, blue-chip employers and affluent demographic profile makes the apartment community highly desirable.
“Ridge Crossings is one of the few apartment communities that serve the Mercedes-Benz North American headquarters’ 2,800 employees. This headquarters is estimated to add 2,000 new jobs over the next 24 months,” said Neyland. “Additionally, Birmingham’s Grandview Medical Center is slated to open in 18 months and will create 5,500 new jobs. We believe Ridge Crossings is well positioned to house some of this pending demand.”
Steadfast Apartment REIT also acquired Rosemont at East Cobb in Marietta, Ga., located in the greater Atlanta area for $16.5 million. This transaction represents the REIT’s fourth investment in the state of Georgia.
Rosemont at East Cobb has 180 apartment homes and offers one- and two-bedroom apartments in five different floorplans that average 1,056 square feet with average in-place rents of $824. The approximately 15-acre property consists of 12 two- and three-story garden style residential buildings with a clubhouse/leasing office. Current occupancy stands at 96%.
On-site amenities include a fitness center, business center, tennis court, volleyball court, sparkling swimming pool and a barbecue area.
“Steadfast Apartment REIT will upgrade the units as part of a revitalization strategy, which will allow us to offer greater value to residents and generate additional operational revenue,” said Neyland.

Rosemont at East Cobb’s revitalization strategy will include stainless steel appliances, laminate countertops, vinyl plank flooring, new hardware and new plumbing fixtures. Additionally, the tennis court will be converted to an outdoor pavilion and the volleyball court to a dog park. Upgrades will also be made to the landscaping, the model unit, pool furniture and grills.
Rosemont at East Cobb is poised for long-term growth. The City of Marietta is located approximately 15 miles northwest of downtown Atlanta which is home to two large-scale developments. The new Atlanta Braves Stadium and surrounding mixed-use, and LakePoint, a $1 billion sports complex, are projected to bring 20,000 jobs to the area.
About Steadfast Apartment REIT
Steadfast Apartment REIT intends to acquire and operate a diverse portfolio of well-positioned, institutional-quality apartment communities in targeted markets throughout the United States that have demonstrated high occupancy and income levels across market cycles.
Steadfast Apartment REIT is sponsored by Steadfast REIT Investments LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Apartment REIT’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.